EXHIBIT 99.1

Zomedica Sets March 30, 2021 as Expected Commercialization Date for TRUFORMA™

Certain assays under development are believed to be the first ever for use at the point-of-care and the first ever available in veterinary medicine

ANN ARBOR, Mich., Nov. 13, 2020 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American: ZOM) (“Zomedica” or the “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, today announced that it expects to begin commercialization of its TRUFORMA™ point-of-care diagnostic platform on March 30, 2021.

Protected by approximately 70 issued and pending patents, the TRUFORMA platform uses Bulk Acoustic Wave (“BAW”) technology, developed by Qorvo (NASDAQ: QRVO), to provide a non-optical and fluorescence-free detection system for use at the point-of-care. BAW technology, also used in cell phones and in the world’s most advanced radar and communications systems, is an extremely reliable and precise technology. Zomedica believes that the TRUFORMA platform represents the first use of BAW technology in disorder and disease-state diagnostics.

“It certainly is a pleasure to be able to deliver such good news for our shareholders, employees, partners and, especially, the veterinarians whom we serve,” commented Robert Cohen, Interim Chief Executive Officer of Zomedica. “It is a credit to all of our employees and their laser focus on advancing TRUFORMA over the last many months that we are able to move into this final phase as we approach the commercial availability of our first product. I very much look forward to being able to report our first sale following launch.”

The diagnostics segment of the global companion animal market is expected to reach $2.8 billion by 2024 from $1.7 billion in 2019, at a 9.8% CAGR. Despite the effects of COVID-19 on the economy, veterinary practice financial data estimates show that revenue in the United States for August 2020 was up 18 percent over July 2019.

Zomedica has five initial assays under development, comprising two panels – one each to detect thyroid and adrenal disease. The Company has completed verification for canine and feline TSH, canine and feline tT4, canine fT4 and canine cortisol assays, and validation efforts are underway for all of these assays. Results of the verifications have been encouraging:

  The combined dynamic range of the canine and feline TRUFORMA TSH assay is 0.008-10.0 ng/mL compared to the Siemens IMMULITE® Canine TSH assay dynamic range of 0.03-12 ng/mL. This assay will enable quantification of samples with low levels of TSH, which is necessary to discriminate normal and hyperthyroid feline samples. Verification data comparing the canine TRUFORMA TSH assay to the Siemens IMMULITE Canine TSH assay showed high correlation (R=0.99). A feline-optimized TSH assay is not commercially available.
  The combined dynamic range of the canine and feline TRUFORMA tT4 assay is 0.45-30.0 µg/dL compared to the Siemens IMMULITE tT4 assay dynamic range of 0.5-15 µg/dL. Verification data comparing the canine and feline TRUFORMA tT4 assay to the Siemens IMMULITE Canine tT4 reference lab assay showed high correlation (R=0.94).
  The dynamic range of the canine TRUFORMA fT4 assay is 7.4-77.2 pmol/L compared to the Siemens IMMULITE Veterinary Free T4 assay dynamic range of 3.9-77.2 pmol/L. Verification data comparing the canine TRUFORMA fT4 assay to the Siemens IMMULITE Veterinary Free T4 reference lab assay showed high correlation (R=0.92). We believe that this will be the first fT4 assay available at the point-of-care.
  The dynamic range of the canine TRUFORMA cortisol assay is 0.35-24.0 µg/dL compared to the Siemens IMMULITE Cortisol assay dynamic range of 1-50 µg/dL. Verification data comparing the canine TRUFORMA cortisol assay to the Siemens IMMULITE Cortisol reference lab assay showed high correlation (R=0.97).
  The feasibility and design phases of the TRUFORMA ACTH assay have been completed, with verification expected to begin in the near future.

Stephanie Morley, President & Chief Medical Officer of Zomedica, commented: "Setting the date for the availability of TRUFORMA is the culmination of a dream for me. We set out to develop a product that could provide the accuracy of the reference lab and the convenience of point-of-care for the veterinary community. As a vet myself, I know the value of such a product to a veterinary practice. The fact that some of our assays under development not only are believed to be the first ever developed for use at the point-of-care, but also the first ever available in veterinary medicine, is expected to be an exciting contribution to the health and treatment of our pets."

Zomedica is in the process of building its sales organization in preparation for commercial launch. As previously reported, this organization will include distributors, distributor support representatives, direct sales representatives and professional service veterinarians. The entire organization will be supported by MyZomedica, the Company’s online portal, which will streamline customer communication and digital touchpoints, giving access to the Zomedica support team and resources. As previously announced, TRUFORMA can be installed entirely remotely, which should help limit the impact of the COVID-19 pandemic on instrument installations.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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